EXHIBIT 4.5

                         SUPPLEMENTAL WARRANT AGREEMENT

         This SUPPLEMENTAL WARRANT AGREEMENT IS EFFECTIVE AS OF December 23, 1997 by and among ELCOTEL, INC. ("Elcotel"); TECHNOLOGY SERVICE GROUP, INC. ("TSG"); LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A. ("Liberty"); and AMERICAN STOCK TRANSFER AND TRUST COMPANY ("American").

         WHEREAS, TSG and Liberty entered into a Warrant Agreement, dated as of May 10, 1996 (the "Warrant Agreement") pursuant to which Liberty has acted as Warrant Agent in connection with the issuance of 1,150,000 warrants to purchase common stock of TSG (the "Warrants") pursuant to the Warrant Agreement;

         WHEREAS, Elcotel, TSG and Elcotel Hospitality Services, Inc. ("EHS") entered into an Agreement and Plan of Merger, dated August 13, 1997, as amended (the "Merger Agreement") pursuant to which EHS, a wholly-owned subsidiary of Elcotel, merged with and into TSG and TSG became a wholly-owned subsidiary of Elcotel effective on December 18, 1997 (the "Merger"), and pursuant thereto each share of common stock of TSG ("TSG Common Stock") issued and outstanding immediately prior to the consummation of the Merger was converted into the right to receive 1.05 shares of common stock of Elcotel ("Elcotel Common Stock);

         WHEREAS, pursuant to the Merger Agreement, each Warrant outstanding immediately prior to the effective time of the Merger was adjusted as of the effective time of the Merger so as to constitute a warrant to acquire, on substantially the same terms and conditions as were applicable to such Warrant under the Warrant Agreement, 1.05 shares of Elcotel Common Stock for each share of TSG Common Stock for which such Warrant could have been exercised immediately prior to the effective time of the Merger;

         WHEREAS, Liberty desires to resign as Transfer Agent and Warrant Agent, and American, as a stock transfer company doing business in New York, New York, desires to succeed Liberty as Transfer Agent and Warrant Agent under the Warrant Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Liberty hereby resigns its duties pursuant to the Warrant Agreement effective as of the date set forth above and Liberty shall be discharged from all further rights, duties and liabilities under the Warrant Agreement (except liabilities arising as a result of its gross negligence or willful misconduct under the Warrant Agreement). TSG and Elcotel hereby appoint American as the new Warrant Agent and Transfer Agent under the Warrant Agreement effective as of the date set forth above and American accepts such appointment and hereby assumes all rights and duties of the Transfer Agent and Warrant Agent under the Warrant Agreement. American shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named in the Warrant Agreement as the Transfer Agent and Warrant Agent, without any further assurance, conveyance, act or deed.

         2. If for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, upon TSG's request, the same shall be done at the expense of TSG and Liberty shall legally and validly execute and deliver the same.

         3. The following addresses set forth in paragraph 12 of the Warrant Agreement to which notices shall be sent is modified so that notices to the Company shall be sent to Technology Service Group, Inc. 6428 Parkland Drive, Sarasota, Florida 34243, Attention: President and to the Warrant Agent at its Corporate Office at 40 Wall Street, New York, New York 10005.

         4. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Warrant Agreement as of the date first above written.

TECHNOLOGY SERVICE GROUP, INC.                     ELCOTEL, INC.

By: /s/ William H. Thompson                        By: /s/ Tracey L. Gray
    -----------------------------------                -------------------------
    William H. Thompson, Vice President                Tracey L. Gray, President

LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A.

By: /s/ Edith Schuler
   -----------------------------
   Name: Edith Schuler
   Title: Assistant Vice President

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By: /s/ Herbert J. Lemmer
   -----------------------------
   Name:  Herbert J. Lemmer
   Title:  Vice President


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